Exhibit 99.1

Savient Pharmaceuticals, Inc. Announces Results of Annual Meeting of Stockholders; Christopher Clement Assumes CEO Post and Joins Board of Directors

    EAST BRUNSWICK, N.J.--(BUSINESS WIRE)--July 13, 2004--At its annual meeting of stockholders yesterday, Savient Pharmaceuticals, Inc. (NASDAQ:SVNT) announced the election of Christopher Clement to the Company's Board of Directors. Stockholders also re-elected all other members of the Board: Herbert J. Conrad, President (retired), Roche Pharmaceuticals Division, Hoffmann La-Roche, Ltd.; Sim Fass, (who retired as Chairman and Chief Executive Officer of the Company effective at the adjournment of the Annual Meeting); Jeremy Hayward-Surry, President (retired), Pall Corporation; Stephen O. Jaeger, Chairman, Chief Executive Officer, President, eBT International, Inc; Carl E. Kaplan, Esq., Senior Partner, Fulbright & Jaworski LLP; David Tendler, Partner, Tendler Beretz LLC; Virgil Thompson, President and Chief Executive Officer, Angstrom Pharmaceuticals, Inc.; Faye Wattleton, President, Center for the Advancement of Women; and Herbert Weissbach, Ph.D., Distinguished Research Professor, Director, Center for Molecular Biology and Biotechnology, Florida Atlantic University. All Directors were elected for a one-year term.
    Stockholders also approved the Savient Pharmaceuticals, Inc. 2004 Incentive Plan, which amends, restates, and consolidates the Company's 2001 Stock Option Plan and Stock Compensation Plan for Outside Directors. The 2004 Incentive Plan enables us to remain competitive with current compensation trends by allowing us to make additional types of equity-based compensation awards to our employees that are not permitted under the 2001 Plan and to make automatic awards of shares of our common stock and options to our non-employee directors. These additional forms of equity-based compensation will increase our ability to create effective short and long term incentive programs for our employees while controlling the dilutive effects to our existing shareholders. This plan, which does not increase the total number of our shares of common stock previously approved by our shareholders for issuance under the 2001 Plan, will also allow us to provide long-term incentive compensation that is more in line with developing trends, particularly in light of the anticipated requirement to expense stock options.
    Effective at the close of the annual meeting and as previously announced, Sim Fass retired as Chairman and Chief Executive Officer of Savient, and Christopher Clement, who joined the Company in May 2002 as President and Chief Operating Officer, succeeded him as Chief Executive Officer. Mr. Clement now serves as President and CEO. He was also appointed to the position of Acting Chairman, pending the completion of recommendations from the Nominating and Corporate Governance Committee of the Board as to a permanent Chairperson.
    At the annual meeting, Mr. Clement announced that Savient and its Board are engaged in a comprehensive review of Savient's business operations and strategic plan in order to refine its focus to maximize the Company's assets and shareholder value.
    "I look forward to working closely with our staff and the Board of Directors as we refine our focus and determine how best to realize the promise and opportunities represented by our portfolio of products and exciting drug candidates in clinical development," said Mr. Clement. "In the coming weeks and months, we expect to communicate to our stockholders the decisions and actions that will stem from our current strategic review."

    About Savient Pharmaceuticals, Inc.

    Savient Pharmaceuticals, Inc. is engaged in developing, manufacturing, and marketing pharmaceutical products that address unmet medical needs in both niche and wider markets. Products marketed by Savient in the United States are Oxandrin(R) (oxandrolone, USP) and Delatestryl(R) (testosterone enanthate). The Company's subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market. The Company's Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin(TM) (recombinant human growth hormone), BioLon(R) (sodium hyaluronate), Bio-Hep-B(R) (hepatitis B vaccine), and Arthrease(TM) (sodium hyaluronate for osteoarthritis). Products marketed by Savient's licensees are Mircette(R) (oral contraceptive), and BioLon(R) in the United States, and Bio-Tropin(TM), BioLon(R), Bio-Hep-B(R), Silkis(R) (vitamin D derivative), and recombinant human insulin, in international markets. Savient's news releases and other information are available on the Company's website at www.savientpharma.com.

    Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient's wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.; Silkis is a registered trademark of Galderma S.A.

    Statements in this news release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, the timing of the introduction of a generic version of Oxandrin, changes and delays in product development plans and schedules, changes and delays in product approval and introduction, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in pricing or other actions by competitors, patents owned or licensed by the Company and its competitors, changes in healthcare reimbursement, risk of operations in Israel, risk of product or other litigation liability, governmental regulation, dependence on third parties to manufacture products and commercialize products, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Investor Relations:
             Wolfe Axelrod Weinberger Assoc.
             Don Weinberger, 212-370-4500
              or
             Savient Pharmaceuticals, Inc.
             Leah Berkovits, 732-418-9300